UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50250 (Commission File Number)	13-4172551 (IRS Employer Identification No.)

2000 Purchase Street Purchase, New York (Address of principal executive offices)	10577 (Zip Code)

(914) 249-2000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement

     On June 17, 2005, MasterCard Incorporated and MasterCard International Incorporated (“MasterCard International”), the principal operating subsidiary of MasterCard Incorporated, entered into a $2.25 billion revolving credit facility (the “Credit Facility”) with Citibank N.A. (“Citibank”), as administrative agent, JPMorgan Chase Bank N.A. (“JPMorgan Chase”), as back-up administrative agent, HSBC Bank USA, Lloyds TSB Bank plc and Royal Bank of Scotland, each as co-syndication agents, and certain other financial institutions. The Credit Facility, which expires on June 16, 2006, replaced MasterCard Incorporated’s prior $1.95 billion credit facility which expired on June 17, 2005. Borrowings under the facility are available to provide liquidity in the event of one or more settlement failures by MasterCard International members and, subject to a limit of $300 million, for general corporate purposes. Interest on borrowings under the Credit Facility is charged at the London Interbank Offered Rate (LIBOR) plus 28 basis points or an alternative base rate. An additional 10 basis points would be applied if the aggregate borrowings under the Credit Facility exceed 33% of the commitments. MasterCard agreed to pay a facility fee which varies based on MasterCard’s credit rating and is currently equal to 7 basis points on the total commitment. The majority of Credit Facility lenders are members or affiliates of members of MasterCard International. Based on a Schedule 13G/A Information Statement filed on February 11, 2005, Citibank and its affiliates own approximately 6.2% of the outstanding shares of common stock of MasterCard Incorporated. JPMorgan Chase and its affiliates own approximately 11.7% of the outstanding shares of common stock of MasterCard Incorporated based on a Schedule 13G/A filed on February 10, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED
Date: June 23, 2005	By /s/ Noah J. Hanft
Noah J. Hanft
General Counsel and Secretary